Exhibit 99.1
JCPenney Temporarily Closes Stores and Business Offices in Response to Coronavirus (COVID-19)
PLANO, Texas (March 18, 2020) - J. C. Penney Company, Inc. (NYSE: JCP) today announced that in response to the evolving global Coronavirus (COVID-19) pandemic, it will temporarily close its stores and business offices, starting today at 7 p.m. local time. The stores and business offices are scheduled to reopen April 2.
“With the effects of the outbreak being felt more each day, our primary concern and area of focus is and has been on the health and safety of our associates, our customers, and our communities,” said Jill Soltau, chief executive officer of JCPenney. “We know this is a critical, unprecedented time and our thoughts are with those who have been impacted.”
The Company will continue to monitor the situation and follow guidance from the CDC and local, state, and federal health officials and will reassess or adjust its policies accordingly as the situation unfolds.
Customers can continue to shop online at the Company’s flagship store, jcp.com, or through its app.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com
Follow @jcpnews on Twitter for the latest announcements and Company information.
Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcp.com

About JCPenney
J.C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home retailers, combines an expansive footprint of approximately 850 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to deliver style and value for all hard-working American families. At every touchpoint, customers will discover stylish merchandise at incredible value from an extensive portfolio of private, exclusive, and national brands. Reinforcing this shopping experience is the customer service and warrior spirit of nearly 90,000 associates across the globe, all driving toward the Company’s mission to help customers find what they love for less time, money, and effort. For additional information, please visit jcp.com.
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